UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 22, 2006

EQUITY OFFICE PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-13115	36-4151656
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
EOP OPERATING LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

Delaware	1-13625	36-4156801
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Two North Riverside Plaza Suite 2100, Chicago, Illinois (Address of principal executive offices)		60606 (Zip Code)
Registrant’s telephone number, including area code: (312) 466-3300
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.
Equity Office Properties Trust (“Equity Office”) announced today that it plans to market $3 billion to $3.5 billion of assets for sale in 2006 and 2007. As a result of an August 22, 2006 reduction in the intended holding period on these assets, Equity Office will recognize a non-cash impairment charge of approximately $185 million, or $0.46 per diluted share, on nine assets, comprising approximately 4.5 million square feet. Approximately 65 percent of this impairment charge relates to one building in the Atlanta market.
The non-cash impairment charge will reduce net income and funds from operations (FFO) in the third quarter 2006. The charge will be recognized in accordance with U.S. generally accepted accounting principles, Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.
Equity Office’s disposition plans include all of the company’s properties in Atlanta. In addition, Equity Office expects to reduce the size of its portfolio in Chicago, Denver and Northern California, and may selectively sell assets in its other core markets. The announced disposition plans include all properties currently on the market and expected to be sold through December 2007, and exclude all dispositions completed to date. Equity Office does not currently anticipate the need to pay a special dividend.
Any sales are subject to market conditions. There can be no assurance that future sales will be completed within the contemplated time frame, at the anticipated price levels or, in the case of the assets with recently reduced carrying values, at those reduced values.
FFO is defined as net income, computed in accordance with GAAP, excluding gains from sales of properties (but not losses from sales of properties, impairments or provisions for losses on properties held for sale), plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Equity Office believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. Equity Office further believes that by excluding the effect of depreciation, amortization and gains from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other equity REITs. Investors should review FFO along with GAAP net income when trying to understand an equity REIT’s operating performance. Equity Office computes FFO in accordance with its interpretation of the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other equity REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than Equity Office does. FFO does not represent cash generated from operating activities in accordance with

GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of Equity Office’s financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of its liquidity, nor is it indicative of funds available to fund its cash needs, including its ability to make cash distributions.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY OFFICE PROPERTIES TRUST
Date: August 24, 2006	By:	/s/ Marsha C. Williams
Marsha C. Williams
Executive Vice President and Chief Financial Officer

EOP OPERATING LIMITED PARTNERSHIP

	By:	EQUITY OFFICE PROPERTIES TRUST its general partner

Date: August 24, 2006	By:	/s/ Marsha C. Williams
Marsha C. Williams
Executive Vice President and Chief Financial Officer